As filed with the Securities and Exchange Commission on April 7, 1999
                                                      Registration No. 333-67371

--------------------------------------------------------------------------------


                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  ------------

                                    FORM S-3

                                 AMENDMENT NO. 1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  -------------

                            COVOL TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

              Delaware                                   87-0547337
   (State or Other Jurisdiction of                    (I.R.S. Employer
   Incorporation or Organization)                  Identification Number)

                            3280 North Frontage Road
                                Lehi, Utah 84043
                                 (801) 768-4481
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                                  Brent M. Cook
                       Chairman of the Board of Directors
                            3280 North Frontage Road
                                Lehi, Utah 84043
                                 (801) 768-4481
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copies to:


                       Richard T. Beard, Paul H. Shaphren

                         Callister Nebeker & McCullough
                          Gateway Tower East, Suite 900
                              10 East South Temple
                           Salt Lake City, Utah 84133
                                 (801) 530-7300


         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|


         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|


         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                ----------------

         Covol hereby amends this Form S-3 on such date or dates as may be necessary to delay its effective date until Covol shall file a further amendment which specifically states that this Form S-3 shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Form S-3 shall become effective on such date as the SEC, acting pursuant to said
Section 8(a), may determine.



         The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the Form S-3 filed with the SEC is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the Form S-3 filed with the SEC is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


Preliminary Prospectus                 Subject to Completion dated April 7, 1999



                                   Prospectus


                                5,696,478 SHARES


                            COVOL TECHNOLOGIES, INC.

                                  COMMON STOCK


         This is an offering of shares of common stock of Covol Technologies, Inc. Only the selling stockholders identified in this prospectus are offering shares to be sold in the offering. Covol is not selling any shares in the offering.



         Covol's common stock is quoted on the Nasdaq Stock Market(sm) under the symbol CVOL. On April 5, 1999, the last reported sale price for the common stock on the Nasdaq Stock Market(sm) was $4.37 per share.




         The selling stockholders may sell their shares from time to time throughout the offering through any legally available means, including brokers in public sales at market prices, directly or through agents in private sales at negotiated prices. They may also sell shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they comply with the requirements of the Rule.



         Covol's executive offices and telephone number are:

                    3280 North Frontage Road
                    Lehi, Utah  84043
                    (801) 768-4481


         This investment involves certain high risks. See "Risk Factors" beginning on page 3.


                              --------------------


         The common stock offered in this prospectus has not been approved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                                   -----------




               The date of this Prospectus is April ____, 1999

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.


                               ------------------
                                TABLE OF CONTENTS
                               ------------------
                                                                            Page

RISK FACTORS................................................................  3

FORWARD LOOKING STATEMENTS..................................................  9

AVAILABLE INFORMATION........................................................ 9

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................  9

THE COMPANY................................................................  10

USE OF PROCEEDS............................................................  10

SELLING STOCKHOLDERS.......................................................  10

PLAN OF DISTRIBUTION.......................................................  17

LEGAL MATTERS..............................................................  18

EXPERTS..................................................................... 18

                                  RISK FACTORS

         You should consider carefully the following risk factors and other information in this document before investing in our common stock.


         Covol has a History of Losses; No Assurance of Profit



         We have incurred total losses of approximately $41,000,000 from our beginning through December 31, 1998. Although we earned net income for the quarters ended March 31, 1998 and June 30, 1998, our performance for these quarters may not be indicative of future results. These two quarters included income from one-time payments of advance license fees. We may not be profitable in the future.



Dependence on License Revenues



         Covol's long term existence depends on the ability of Covol's licensees to produce and sell synthetic fuel which will generate license fees to Covol. There are twenty-four synthetic fuel plants that utilize Covol's patented technology and from which Covol intends to earn license fees. These facilities do not presently operate at levels needed to generate significant revenues to Covol. Improved operations at each of these plants depends on the ability of the plant owner to produce a marketable quality of synthetic fuel, and the ability of the plant owner to market the synthetic fuel. Covol is assisting the plant owners in their efforts to overcome these problems. It is not certain what time will be required to resolve these operating issues, and it is not certain how much time will be required for the synthetic fuel to obtain market acceptance. These problems are in some ways beyond our control.



Cash Needs; Operating Costs of Covol-Owned Facilities



         Covol currently owns four synthetic fuel facilities that are held for sale. Operation of these facilities requires a substantial amount of cash. Covol recently obtained financing which provided net proceeds of approximately $14,800,000. These proceeds will be used for operating expenses, debt repayment and debt service requirements until sufficient operating revenues are generated. It is not certain when or whether license revenues will be sufficient to meet operating and debt service requirements. Therefore, we do not know how long the current capital will last. Covol is continuing to cut operating costs, but further potential cost reductions are limited due to Covol's need to work with plant owners in order to increase license revenues. Operating expenses associated with these plants currently cost approximately $600,000 per month. Covol is actively trying to sell these plants and enter into license agreements under which Covol would be paid advance license fees and license fees based on production. None of these plants is presently under contract for sale.



Debt Covenants



         Covol has agreed to meet certain covenants contained in the recently completed financing documents. One covenant requires Covol to meet earnings targets for the quarter ending December 31, 1999 and for subsequent quarters. Consolidated earnings before interest, taxes, depreciation and amortization, and certain other adjustments, of $5,000,000 or more are required for the quarter ending December 31, 1999. The earnings target increases in subsequent quarters. These terms and conditions will restrict or prohibit certain activities. Non-compliance could result in penalty charges, acceleration of repayment, increased interest or assignment of royalty payments from related collateral.

         Covol May Not Qualify for Tax Credits Granted by Congress to Encourage Production of Alternative Fuels



         Section 29 of the Internal Revenue Code provides a tax credit for the production and sale of qualified synthetic fuel. We received a private letter ruling from the IRS in which the IRS agrees that synthetic fuel manufactured using Covol's technology qualifies for the Section 29 tax credits. At least seven other private letter rulings have been issued by the IRS to licensees of Covol's technology. These rulings may be modified or revoked by the IRS if the IRS adopts regulations that are different from these rulings. Also, a private letter ruling may not apply if the actual practice differs from the information given to the IRS for the ruling. Therefore, tax credits may not be available in the future, which would materially adversely impact Covol. See our Form 10-K for fiscal year 1998, "ITEM 1. BUSINESS - Tax Credits" for an explanation of qualifications for Section 29 tax credits.



         Based upon the language of Section 29 of the Internal Revenue Code and private letter rulings issued by the IRS to Covol and Covol's licensees, we and our licensees believe the synthetic fuel facilities built and completed by June 30, 1998 are eligible for Section 29 tax credits. However, the ability to claim the tax credits is dependent upon a number of conditions including, but not limited to, the following:



o The facilities were constructed pursuant to a binding contract entered into on or before December 31, 1996;
o All steps were taken for the facility to be considered placed in service;
o Manufacturing procedures are applied to produce a significant chemical change and hence a "qualified fuel";
o        The synthetic fuel is sold to an unrelated party; and
o The owner of the facility is in a tax paying position and can therefore use the tax credits.




         The IRS may challenge Covol or our licensees on any one of these or other conditions. Also, Covol or its licensees may not be in a position to claim the tax credits.



         Covol's Facilities May Not Be Commercially Viable After the Tax Credits Expire



         The  synthetic  fuel  facilities  that  qualify for tax  credits  under
Section 29 of the tax code receive economic benefits from the tax credits in addition to the benefits, if any, from operations. It is possible that synthetic fuel facilities that are not eligible for tax credits cannot be built and operated profitably.



         Section 29 expires on December 31, 2007 after which tax credits will not apply to the synthetic fuel facilities. In order to remain competitive and commercially viable after 2007, we must manage our costs of production and feedstock, and we must also develop the market for synthetic fuel with adequate prices to cover the costs.



Other Applications of Covol's Technology May Not Be Commercially Viable



         We have developed and patented technologies related to the briquetting of wastes and by products from the coal, coke and steel industries. We have also tested in the laboratory the briquetting of other materials. However, to date we have only commercialized our coal-based synthetic fuel application.

         The other applications have not been commercialized or proven out in full-scale operations. We may not be able to employ these other applications profitably. See our Form 10-K for fiscal year 1998, "ITEM 1. BUSINESS - Business Strategy - Engineered Resources" for a discussion of non-coal applications of our technology.



Covol May Be Unable to Obtain Necessary Additional Funding



         Covol has significant cash outflow requirements during fiscal 1999 and beyond, for:



o        debt repayments,
o        working capital, and
o        implementation of our business strategy.


         The current amount of outstanding debt is approximately $43,000,000, of which approximately $10,650,000 is due between now and September 30, 1999. Substantially all of Covol's property, plant and equipment and facilities held for sale are collateral for debt.



         Covol's cash needs will differ depending on the operations of the licensees' synthetic fuel facilities and the timing of the sale of four facilities which are currently owned by Covol and held for sale. Covol has been able to meet its working capital and debt repayment needs to date, through equity and debt financing transactions. There can be no assurance that Covol will be able to raise any additional funds when needed or that such financing will be on terms acceptable to Covol.



Covol is Dependent Upon Third Party Licensees for Commercial Application of Technology



         We depend on licensees to commercially employ our technology. The payments received by us as royalties and from sales of our patented chemical binder to the facilities, are directly related to the level of production and sales of the synthetic fuel. While we believe we have contracted with quality licensees, our licensees may not successfully operate the facilities or may operate them in a way that does not maximize payments to us. See our Form 10-K for fiscal year 1998, "ITEM 1. BUSINESS - Synthetic Fuel Manufacturing
Facilities" for a discussion of license and royalty agreements with our licensees.



Market Acceptance of Synthetic Fuel Products is Uncertain


         We are uncertain of the market acceptance of products manufactured using Covol's technology. The synthetic fuel product competes with standard coal products. Moisture control, hardness, special handling requirements and other characteristics of the synthetic fuel product may affect its marketability. For these and other possible reasons, customers may not purchase the synthetic fuel products made with our technology. While some licensees have secured contracts for the sale of a portion of their production, the licensees may not secure market contracts for their synthetic fuel products at full production levels.

Supply of Sufficient Raw Materials is Not Assured



         We and our licensees have not secured all the raw materials needed to operate all of the facilities for the full term of the tax credit. Some of the owners of facilities are constructing coal washing facilities to provide feedstock and some of the facilities may have to be moved to sites with enough raw materials for operation. Although we believe there are ample feed stocks available for the synthetic fuel facilities, raw materials may not be available at reasonable commercial terms. See our Form 10-K for fiscal year 1998, "ITEM 1. BUSINESS - Supply of Raw Materials" for a discussion of our principal sources of raw materials.



Covol Must Comply With Government Environmental Regulations



         We believe the synthetic fuel facilities which use Covol's technology satisfy regulations regarding the discharge of pollutants into the environment. We or the facility owners may be subject to fines for any violation of regulations due to design flaws, construction flaws, or operation errors. A violation may prevent a facility from operating until the violation is cured. We or our licensees may be liable for environmental damage from facilities not operated within environmental guidelines. See our Form 10-K for fiscal year 1998, "ITEM 1. BUSINESS - Government Regulation" for a discussion of the principal areas of federal and state regulation which we are subject to.



Covol has Significant Competitors



         We experience competition from:

o        Other alternative fuel technology companies and their licensees,
o Companies that specialize in the disposal and recycling of waste products generated by coal, coke, steel and other resource production, and
o        Traditional coal, fuel, and natural resource suppliers.



         Competition may come in the form of the licensing of competing technologies or in the marketing of similar products. We currently have limited experience in manufacturing and marketing. Many of our competitors have greater financial, management and other resources than we have. We may not be able to compete successfully. See our Form 10-K for fiscal year 1998, "ITEM 1. BUSINESS Competition" for a discussion of the competitors in the synthetic fuel industry that we are aware of.



Limitation on Protection of Intellectual Property



         We rely on patent, trade secret, copyright and trademark law, as well as confidentiality agreements and other security measures to protect our intellectual property. These rights or future rights or properties may not protect our interests in present and future intellectual property. Competitors may successfully contest our patents or may use concepts and processes which enable them to circumvent our technology. See our Form 10-K for fiscal year 1998, "ITEM 1. BUSINESS - Proprietary Protection" for a list of our trade names, patents and other intellectual property and a discussion of its value to Covol.

Technological Developments by Third Parties Could Increase Covol's Competition



         Alternative fuel sources and the recycling of waste products are the subject of extensive research and development by competitors of Covol. If a competitive technology were developed which greatly increases the demand for waste products or reduces the costs of alternative fuels or other resources, the economic viability of our technology would be adversely affected.



         Furthermore, we may not be able to develop or refine Covol's technology to keep up with future synthetic fuel requirements or to commercialize the other applications of our technology as discussed in our business strategy. See our Form 10-K for fiscal year 1998, "ITEM 1. BUSINESS - Business Strategy Licensing and Technology Transfer" for a discussion of our efforts to continue to develop and refine our technology.



Operations Liability May Exceed Insurance Coverage



         We are subject to potential operational liability risks which are inherent in the manufacturing of industrial products. While we have obtained insurance with the intent of covering this risk, there can be no assurance that operation of our owned facilities will not expose us to operational liabilities beyond our insurance coverage.



No Dividends Are Contemplated in the Foreseeable Future



         We have not paid and do not intend to pay dividends on common stock in the foreseeable future. In addition, dividends on common stock cannot be paid until cumulative dividends on our outstanding preferred stock are fully paid.



Covol Common Stock Price May Continue to be Volatile



         Our common stock is traded on the Nasdaq Stock Market System. The market for our common stock has been volatile. Factors such as announcements of production or marketing of synthetic fuel from the synthetic fuel facilities, technological innovations or new products of Covol or our competitors, government regulatory action, litigation, patent or proprietary rights developments, and market conditions in general could have a significant impact on the future market for our common stock. You may not be able to sell our common stock at or above your purchase price.



Common Share Rights Are Subject to Preferred Share Rights



         We have issued preferred stock that has preferential dividend rights, which dividends will accumulate if unpaid. Dividends on common stock are prohibited until the preferential rights of the preferred stock are satisfied. If Covol is liquidated, the preferred stockholders are entitled to liquidation proceeds after creditors but before common stockholders. The preferred stock can be converted to common stock.



Dilution to Stockholders due to Future Sales of Common Stock



         We have the authority to issue additional common stock and preferred stock and to issue options and warrants to purchase shares of common stock and preferred stock without stockholder approval. We may issue stock in the future at amounts below current market prices which would cause dilution to stockholders.



Conversion of Convertible Securities May Dilute Stockholders



         Covol has issued many securities which are convertible into registered common stock. As of March 31, 1999, Covol had approximately 12,500,000 shares outstanding and approximately 11,500,000 shares ultimately issuable upon conversion of convertible preferred stock and convertible debt, and upon exercise of warrants and options. Approximately 4,190,000 shares are ultimately issuable upon exercise or conversion at prices below the current market price. We had commitments to issue approximately 2,690,000 shares of common stock to current and prior management, consultants, advisors and board of director members under all option agreements. Approximately 1,190,000 options are exercisable at prices below the current market price. These options have a weighted average exercise price of $1.58 per share. These numbers do not reflect additional shares we may issue pursuant to anti-dilution provisions. To the extent warrants, options and other convertible securities are converted into common stock, stockholder interests in Covol will be diluted. If the market value of the common stock decreases significantly, the offering price per share in Covol's private placements or public offerings may decrease causing dilution of ownership to other stockholders.



         Dilution of Stockholders due to Sales of Common Stock and Conversion of
Convertible   Securities  May  Affect  Covol's   Ability  to  Raise   Additional
Capital



         Sales of common stock and convertible preferred stock, and exercise of options, warrants and other convertible securities may have an adverse effect on the trading price and market of Covol's common stock. A significant portion of underlying shares, warrants and options are subject to registration rights. These rights may affect our ability to raise additional capital because certain financial institutions which require registration rights may be unwilling to proceed with a financing where there are registration rights already in place which impair the value of any new registration rights.



Covol is Under a Grand Jury Inquiry Which has Not Been Resolved



         In 1997 we received a notice of violation and order of compliance from the State of Utah, Division of Air Quality alleging improper asbestos handling. We signed a settlement with the state and paid a fine in the amount of $11,000. In 1997 the U.S. Environmental Protection Agency began its own investigation. The U.S. Attorney has proceeded with a grand jury inquiry. The outcome of this matter may have adverse effects on Covol.



Covol has Not Formally Verified Year 2000 Compliance of Computer Applications



         Covol does not have any computer applications that we believe are mission critical to the operation of synthetic fuel facilities that we operate. While Covol has not formally verified Year 2000 compliance with licensees that utilize Covol's technology in their synthetic fuel facilities, we do not consider the computer applications used in the operations of these facilities to be critical to their operations. We believe that Year 2000 issues will not be significant to these computer applications and that only relatively minor upgrades or modifications will be required to make them Year 2000 compliant.

         During 1998 we upgraded our network operating system and believe that our system is Year 2000 compliant and that any additional upgrading to that system will not be significant. We utilize computer applications in the finance and accounting departments and in our corporate office that utilize a two-digit date that will need to be upgraded in order to be Year 2000 compliant. We have contacted the providers of this software and they have indicated that Year 2000 compliant software will be available. We expect to complete the conversion of applicable applications to this new software by June 30, 1999.



                           FORWARD LOOKING STATEMENTS



         Some of the statements contained in this prospectus discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. Such information can be identified by the use of "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. These statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements.


                              AVAILABLE INFORMATION


         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also read and copy these documents at the offices of the Nasdaq Stock Market(sm) in Washington, D.C.



         This prospectus is part of a Form S-3 registration statement that we filed with the SEC. This prospectus provides you with a general description of the securities that may be offered for sale, but does not contain all of the information that is in the registration statement. To see more detail, you should read the entire registration statement and the exhibits filed with the registration statement.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the securities are sold. Covol's file number with the SEC is 0-27808.



o Annual Report on Form 10-K filed January 13, 1999, for the fiscal year ended September 30, 1998,

o        Proxy Statement dated and filed January 28, 1999,
o Quarterly Report on Form 10-Q filed February 16, 1999, for the fiscal quarter ended December 31, 1998,
o Current Report on Form 8-K filed March 24, 1999, and o Description of securities contained in Item 11 of Covol's Form S-3 on
         Form 10/A, Amendment No. 2 filed April 24, 1996.



         You may request a copy of these filings at no cost, by writing or telephoning us at the following address:


               Investor Relations Department
               Covol Technologies, Inc.
               3280 North Frontage Road
               Lehi, Utah 84043
               Telephone Number: (801) 768-4481


                                   THE COMPANY


         For a description of Covol, please refer to Covol's Annual Report on Form 10-K filed January 13, 1999, for the fiscal year ended September 30, 1998, "ITEM 1, BUSINESS."


                                 USE OF PROCEEDS


         The net proceeds from the sale of common stock will be received by the selling stockholders. Covol will not receive any of the proceeds from any sale of the shares by the selling stockholders.



         Some selling stockholders will acquire shares upon exercise of warrants and options. The exercise price of most warrants and options exceeds the market price of the common stock on the date of this prospectus. Any proceeds to Covol from the exercise of options or warrants will be used as working capital.


                              SELLING STOCKHOLDERS


         The information in the table below is taken as of March 31, 1999. The amounts in the table assume full conversion of Series A, B and C preferred stock held by a selling stockholder and exercise of all warrants and options held by a selling stockholder. The selling stockholders listed in the table do not necessarily intend to sell any of their shares. Covol filed the registration statement which includes this prospectus partly due to registration rights granted to the selling stockholders, not because the stockholders had expressed an intent to immediately sell their shares.



                                             Number of Shares                                     Shares Beneficially
                                            Beneficially Owned                                      Owned After the
                                                Prior to the             Shares to be           Offering, Assuming All
                                           Offering, Including           Registered for          Registered Shares Are
             Name of                              Convertible              Sale in the                  Sold
        Beneficial Owner                           Securities              Offering(1)       --------------------------
                                                                                             Number          Percent(2)
-------------------------------            -------------------         ---------------     -----------------------------
AJG Financial Services, Inc.
(Lender, Licensee and former                          140,642                140,642
5% Stockholder)                                      w432,544               w432,544               0               0
                                                        5,400                  5,400
Alder, Susan                                           w1,667                 w1,667               0               0
Allen, George J. & Roy G.                               9,200                  6,000           3,200    Less than 1%
Alvey, Mike                                               419                    419               0               0
American Port Consultants                              15,000                 15,000               0               0
Anderson, Bennett &
Rochelle                                               24,000                 24,000               0               0
Angel, Robert S.                                       39,000                 15,000          24,000    Less than 1%
Apollo Salzburg Bank,                                  10,000                 10,000               0               0
Austria
                                                       80,467                 80,467
Asia Orient Enterprises Ltd.                          w81,450                w81,450               0               0
                                                       12,650                 12,650
Baildon Holdings Pty Limited                          w12,650                w12,650               0               0
Bank of Utah, Custodian for
the Norman L. Frost, IRA                               12,000                 12,000               0               0
                                                       68,000                 68,000
Banyan Investment                                    w140,000               w140,000               0               0
Beesley, Bill III                                         944                    944               0               0
Beesley, William B,  Jr.                                5,329                  1,329           4,000    Less than 1%
Beesley, Mark K                                         1,049                  1,049               0               0
Benson, Kirk A. (Director                             466,665                466,665
and 5% Stockholder)                                  w355,555               w355,555               0               0
                                                        4,400                  4,400
Black, Geoffrey                                        w4,400                 w4,400               0               0
                                                       30,000                 30,000
Blackhawk Properties, LLC                             w30,000                w30,000               0               0
Bockman, Lane W.                                          500                    500               0               0
Bours Family Superannuation
Fund                                                   16,160                    160          16,000    Less than 1%
Bradshaw, Brett                                           200                    200               0               0


                                             Number of Shares                                     Shares Beneficially
                                            Beneficially Owned                                      Owned After the
                                                Prior to the             Shares to be           Offering, Assuming All
                                           Offering, Including           Registered for          Registered Shares Are
             Name of                              Convertible              Sale in the                  Sold
        Beneficial Owner                           Securities              Offering(1)       --------------------------
                                                                                             Number        Percent(2)
-------------------------------            -------------------         ---------------     -----------------------------
Brannon, Anna T.                                        2,500                  2,500               0               0
Busch, Lawrence R.                                     17,641                  9,000           8,641    Less than 1%
Cartwright Holdings Ltd                               w35,000                w35,000               0               0
Cecala, Enrico                                         24,000                 24,000               0               0
                                                       42,142                 42,142
Chase, Michael H.                                     w25,000                w25,000               0               0
Citano Pty Limited ATF G.N.                             9,900                  9,900
Willis Family Trust                                    w9,900                 w9,900               0               0
                                                       11,000                 11,000
Connors, Tom                                          w17,000                w17,000               0               0
                                                       11,000                 11,000
Coralco Pty Limited                                   w17,000                w17,000               0               0
Criddle, Mark & Jolynn                                  3,600                  3,600               0               0
Dahl, Robert E. (Former                                 6,748                  6,748
Employee)                                             w30,000                w30,000               0               0
D'Ambrosio, Christianne                                 1,200                  1,200               0               0
D'Ambrosio, Kara C.                                     6,000                  6,000               0               0
D'Ambrosio, Louis J.                                   24,000                 24,000               0               0
D'Ambrosio, Sue R.                                      6,000                  6,000               0               0
Daniels, Thomas Sr.                                       350                    350               0               0
Danks, Terri                                           15,000                 15,000               0               0
Danks, Donald (Finder)                                w84,250                w84,250               0               0
                                                       14,850                 14,850
Davey, Miranda                                        w14,850                w14,850               0               0
                                                      w85,713                w85,713
Diamond Jay Ltd. Co.                               AP 428,571             AP 428,571               0               0
                                                       10,000
Dickinson, Douglas S.                                 w10,000                w10,000          10,000    Less than 1%
Elinora Investments                                   w40,000                w40,000               0               0
Emery, Robert R.                                          200                    200               0               0
Fenton, Tom                                               349                    349               0               0
Forrester, Michael G.                                  33,000                 33,000               0               0


                                             Number of Shares                                     Shares Beneficially
                                            Beneficially Owned                                      Owned After the
                                                Prior to the             Shares to be           Offering, Assuming All
                                           Offering, Including           Registered for          Registered Shares Are
             Name of                              Convertible              Sale in the                  Sold
        Beneficial Owner                           Securities              Offering(1)       --------------------------
                                                                                             Number          Percent(2)
-------------------------------            -------------------         ---------------     -----------------------------
                                                       24,200                 24,200
Foster, Craig H.                                      w24,200                w24,200               0               0
Freadhoff, Keith D.                                    15,000                 15,000               0               0
Fun Enterprises Pty Limited                             2,500                  2,500
(Lender to Covol)                                    w104,738               w104,738               0               0
Gallagher, Michael F. &
Margaret A., JTTEN                                      3,200                  3,200               0               0
Glenndahl, Thomas                                      20,000                 20,000               0               0
Gonolek Pty Limited                                   w16,000                w16,000               0               0
Griffin, Linda A.                                       1,400                  1,400               0               0
Gronning, C. Eugene                                     2,000                  2,000               0               0
                                                        5,500                  5,500
G T Investments                                        w5,500                 w5,500               0               0
Hannan, David                                          w5,000                 w5,000               0               0
                                                       20,800                 20,800
Hannes, Damien A.                                     w31,500                w31,500               0               0
Hardcastle, Larry A.                                      400                    400               0               0
Hardcastle, Lloyd A.                                   11,000                 11,000               0               0
                                                       11,000                 11,000
Harper, Prudence                                      w44,394                w44,394               0               0
                                                       15,000                 15,000
Hartman, Douglas E.                                    w3,000                 w3,000               0               0
Haus & Company                                         50,000                 50,000               0               0
Jensen, W.  Reed,                                       8,000                  8,000               0               0
                                                   CP 181,818             CP 181,818
Johnson, Joe                                         w294,727               w294,727               0               0
Kamdar, Kiran                                           1,800                  1,800               0               0
Kaufmann, Marjorie B.,
TTEE                                                   24,041                  8,400          15,641    Less than 1%
Kelley, Steven P.                                       9,000                  9,000               0               0
KGB Family Ltd.                                           400                    400               0               0
Khaled, Michael                                        45,000                 45,000               0               0
Krueger, Siegfried                                      1,500                  1,500               0               0


                                             Number of Shares                                     Shares Beneficially
                                            Beneficially Owned                                      Owned After the
                                                Prior to the             Shares to be           Offering, Assuming All
                                           Offering, Including           Registered for          Registered Shares Are
             Name of                              Convertible              Sale in the                  Sold
        Beneficial Owner                           Securities              Offering(1)       --------------------------
                                                                                             Number        Percent(2)
-------------------------------            -------------------         ---------------     -----------------------------
Lakeshore Securities, L.P.
Profit Sharing Plan fbo
Jeffrey T. Kaufmann                                     9,841                  4,200           5,641    Less than 1%
Lakeshore Securities, L.P.
Profit Sharing Plan fbo Van
V. Hemphill                                             7,020                  4,200           2,820    Less than 1%
                                                       44,450                 44,450
Lambert, Richard                                      w45,000                w45,000               0               0
Lanier, Judson & Joyce                                  9,000                  9,000               0               0
Leech, Gary & Cathy Ohea                               w5,000                 w5,000               0               0
Lowe, Raymond E.                                       18,000                 18,000               0               0
M & J Associates                                       10,000                 10,000               0               0
                                                       22,000                 22,000
Merinda Controls Pty Limited                          w22,000                w22,000               0               0
                                                       14,285
McOmber, Roger                                        w14,285                w14,285          14,285    Less than 1%
                                                        5,500                  5,500
Michelsen, F.  Lynn                                    w5,500                 w5,500               0               0
Midgley, Michael (Former
Officer)                                              124,923                108,000          16,923    Less than 1%
                                                    BP 12,858              BP 12,858
                                                        9,300                  9,300
Mills, Diana F.                                        w6,800                 w6,800               0               0
                                                        3,149
Montesi, Diane                                         w8,332                 w8,332           3,149    Less than 1%
                                                       28,818
Montesi, Joe Jr.                                      w33,332                w33,332          28,818    Less than 1%
                                                        3,149
Montesi, Joe Sr.                                       w8,332                 w8,332           3,149    Less than 1%
                                                       13,737                 13,737
Moubray Corporation                                   w76,338                w76,338               0               0
                                                        4,000                  4,000
Mower, Clark                                          w12,000                w12,000               0               0
Mygunyah Pty Ltd.                                      w3,000                 w3,000               0               0
Pacific Asset Investment                               22,000                 22,000
Limited                                               w22,000                w22,000               0               0


                                             Number of Shares                                     Shares Beneficially
                                            Beneficially Owned                                      Owned After the
                                                Prior to the             Shares to be           Offering, Assuming All
                                           Offering, Including           Registered for          Registered Shares Are
             Name of                              Convertible              Sale in the                  Sold
        Beneficial Owner                           Securities              Offering(1)       --------------------------
                                                                                             Number         Percent(2)
-------------------------------            -------------------         ---------------     -----------------------------
Olafson, Gregory                                       19,500                 19,500               0               0
Perwick Holding Ltd.                                   36,000                 36,000               0               0
Peterson, Mark (Broker,                                28,000                 28,000
Finder)                                               w20,000                w20,000               0               0
Peterson, Nancy                                         3,000                  3,000               0               0
Pillsbury, Taylor & Jill                                  600                    600               0               0
                                                    BP 14,310               BP14,310
                                                        7,000                  4,000
Pooley, John                                          w10,770                w10,770           3,000    Less than 1%
Purmort, Andrew T.                                      7,500                  7,500               0               0
                                                        4,400                  4,400
Reflex Nominees Limited                                w7,400                 w7,400               0               0
                                                       17,600                 17,600
Roberts, John                                         w24,600                w24,600               0               0
Ropner, Paul B. P.                                     18,000                  3,000          15,000    Less than 1%
                                                       60,000                 60,000
September Corporation                                 w60,000                w60,000               0               0
Sheftel, Paula                                          1,000                  1,000               0               0
Shelley, Shandell Nicole                               w9,000                 w9,000               0               0
Sherman, Marvin                                           915                    915               0               0
Sherman, Susan                                          1,338                  1,338               0               0
                                                        4,000                  4,000
Smith, Edward L.                                       w4,000                 w4,000               0               0
                                                       26,000                 26,000
Smith, Robert A.                                      w33,000                w33,000               0               0
Smith, Sheldon L.                                       1,200                  1,200               0               0
Sowby, James & Teri                                    23,821                  3,600          20,221    Less than 1%
                                                       11,358                 11,358
Stamford Holdings                                     w46,569                w46,569               0
Stanley, Geoff                                         w5,000                 w5,000               0               0
Stapleton, James P.                                     6,000                  6,000               0               0
Steel Number 4 Investments                             20,900                 20,900
Limited                                               w20,900                w20,900               0               0


                                             Number of Shares                                     Shares Beneficially
                                            Beneficially Owned                                      Owned After the
                                                Prior to the             Shares to be           Offering, Assuming All
                                           Offering, Including           Registered for          Registered Shares Are
             Name of                              Convertible              Sale in the                  Sold
        Beneficial Owner                           Securities              Offering(1)       --------------------------
                                                                                             Number        Percent(2)
-------------------------------            -------------------         ---------------     -----------------------------
S&N Partnership                                         9,000                  5,000           4,000    Less than 1%
Thomas, William E.                                     18,000                 18,000               0               0
Todd, Michael J. (Former
Officer)                                              w50,000                w50,000               0               0
Turnbow, Lynn                                          11,119                  2,000           9,119    Less than 1%
United Group of Property                                8,462                  8,462
Management Companies, Inc.                            w28,792                w28,792               0               0
                                                       30,000                 30,000
Vanderhoof, Mike (Finder)                             w84,250                w84,250               0               0
                                                       32,273                 13,400
Whisper Investment                                     w7,334                 w7,334          18,873    Less than 1%
White, Dennis D.                                       12,000                 12,000               0               0
Wilson, Douglas A.  Profit
Sharing Plan & Trust                                    5,000                  5,000               0               0
Wolt, Eddie, IRA                                        2,500                  2,500               0               0
Wolt, Linda, IRA                                        5,500                  5,500               0               0
Wolt, Scott                                            10,000                 10,000               0               0
Wright, Nicholas H.
(Majority Owner of Fun
Enterprises Pty Ltd, a Lender                         w50,000                w50,000
to Covol)                                             328,425                328,425               0               0
                                                        4,000                  4,000
Wright, Stephen                                        w4,000                 w4,000               0               0
York Investment                                       w25,000                w25,000               0               0
---------------------------------  --------------------------  ---------------------  ------------------------------




(1) This column indicates shares of common stock; shares issuable on exercise of warrants and options by the letter "w," shares issuable upon conversion of Series A Preferred Stock by the letters "AP," shares issuable upon conversion of Series B Preferred Stock by the letters "BP," and shares issuable upon conversion of Series C Preferred Stock by the letters "CP."



(2)      Indicates  the   percentage  of  the  class  of  Covol's  common  stock
         outstanding.



         This prospectus applies to the offer and sale by the selling stockholders of common stock of Covol. The shares being offered for sale include 2,350,349 shares currently owned by the selling stockholders, plus 2,708,572 shares obtainable by exercising warrants and options, and approximately

637,557 shares obtainable by converting the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock which they owned as of the date of this prospectus.



         Each share of the Series A Preferred Stock is convertible into a number of shares of common stock determined by dividing the original purchase price of $1,000 per preferred share, plus accrued dividends, by $7.00. Dividends on any Series A Preferred Stock accrue at 6% per year. There are 3,000 shares of Series A Preferred Stock outstanding.



         Each share of the Series B Preferred Stock is convertible into a number of shares of common stock determined by dividing the original purchase price of $7.00 per preferred share, plus accrued dividends, by $7.00. Dividends on any Series B Preferred Stock accrued at 7.29% per year from September 18, 1997 through March 17, 1998, and accrued at 7.03% per year beginning March 18, 1998. There are 27,168 shares of Series B Preferred Stock outstanding. Approximately 90% of the Series B Preferred Stock along with the related accrued dividends, was converted into 308,425 shares of common stock during October 1998.



         Each share of the Series C Preferred Stock is convertible into a number of shares of common stock determined by dividing the original purchase price of $1,000 per preferred share, plus accrued dividends, by $5.50. Dividends on any Series C Preferred Stock accrue at 7% per year. There are 1,000 shares of Series C Preferred Stock outstanding.



         If the outstanding Series A, B and C Preferred Stock were converted into common stock, the total number of shares of common stock issued on conversion would be approximately 637,557 shares. The actual number of shares may be more than this amount depending upon the amount of dividends which accrue on the preferred stock prior to conversion into common stock. The conversion price for each class of preferred stock is subject to antidilution adjustment.


                              PLAN OF DISTRIBUTION


         The selling stockholders may sell some or all of their shares at any time and in any of the following ways. They may sell their shares:

o To underwriters who buy the shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time;
o Through brokers, acting as principal or agent, in transactions, which may involve block transactions, on the Nasdaq Stock Market(sm) or on other exchanges on which the shares are then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices;
o Directly or through brokers or agents in private sales at negotiated prices; or
o        By any other legally available means.



         Selling stockholders may pay part of the proceeds from the sale of shares in commissions and other compensation to underwriters, dealers, brokers or agents who participate in the sales.



         Certain states may require shares to be sold only through registered or licensed brokers or dealers. In addition, certain states may require the shares to be registered or qualified for sale unless an exemption from registration or qualification is available and complied with.



         Covol has agreed to indemnify certain of the selling stockholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the selling stockholders may be required to make under the Securities Act.

                                  LEGAL MATTERS


         The law firm of Callister Nebeker & McCullough, Salt Lake City, Utah, will render an opinion on the validity of the shares offered under this prospectus.


                                     EXPERTS


         The consolidated financial statements of the Company and its subsidiaries, included in the report on Form 10-K of the Company for the fiscal year ended September 30, 1998 referred to above have been audited by
PricewaterhouseCoopers LLP, independent accountants, as set forth in their report dated December 22, 1998, accompanying such financial statements, and are incorporated herein by reference in reliance upon the report of such firm, which report is given upon their authority as experts in accounting and auditing.


         Any financial statements and schedules hereafter incorporated by reference in the registration statement of which this prospectus is a part that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing to the extent covered by consents filed with the Commission.



                           [INTENTIONALLY LEFT BLANK]

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


         Item 14. Other Expenses of Issuance and Distribution.

         The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the Shares being registered hereby.



SEC Registration Fee......................................         $  8,972.64
Accountants' Fees and Expenses............................         $ 15,000.00
Legal Fees and Expenses...................................         $120,000.00
Miscellaneous.............................................          $10,000.00

     TOTAL................................................         $153,972.64


         Item 15. Indemnification of Directors and Officers.


         Section 145 of the General Corporation Law of the State of Delaware allows us to indemnify our officers, directors, employees and agents, as well as persons who have served in these capacities for other corporations at our request, for reasonable costs and expenses associated with civil and criminal suits related to their services in these capacities. The indemnification applies to civil cases arising from acts made in good faith, reasonably believing that they were in the best interests of the corporation. It may also apply in certain cases to criminal cases if the person had no reason to believe his conduct was unlawful. In some cases, the availability of indemnification may be up to the discretion of the court in which the suit was brought.


         The Registrant's Certificate of Incorporation, as amended, has the following indemnification provisions:

            This Corporation shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law in existence either now or hereafter.

         The Registrant's By-laws similarly provide that the Registrant shall indemnify its officers and directors to the fullest extent permitted by the Delaware Law.

         Item 16. Exhibits.

Exhibit
Number                     Description                                 Location


2.1      Agreement and Plan of Reorganization, dated July 1, 1993          (1)
         between the Registrant and the Stockholders of R1001

2.2      Agreement and Plan of Merger dated August 14, 1995 between        (1)
         the Registrant and Covol Technologies, Inc., a Delaware corporation

2.3      Stock Purchase Agreement, dated July 1, 1993, among the           (1)
         Registrant, Lloyd C. McEwan, Michael McEwan, Dale F. Minnig and Ted C. Strong regarding the purchase of Industrial
         Management & Engineering, Inc. and Central Industrial
         Construction, Inc.

2.4 Stock Sale Transaction Documentation, effective as of September (1) 30, 1994, between the Registrant and Farrell F. Larson regarding Larson Limestone Company, Inc.

2.5      Stock Purchase Agreement dated February 1, 1996 by and among      (1)
         the Registrant, Michael McEwan and Gerald Larson regarding the sale of State, Inc., Industrial Engineering & Management, Inc., Central Industrial Construction, Inc., and Larson Limestone
         Company, Inc.

2.5.1    Amendment to Share Purchase Agreement regarding the sale of       (1)
         the Construction Companies

2.5.2    Amendment No. 2 to Share Purchase Agreement regarding the         (2)
         sale of the Construction Companies

3.1      Certificate of Incorporation of the Registrant                    (1)

3.1.1 Certificate of Amendment of the Certificate of Incorporation of (1) the Registrant dated January 22, 1996

3.1.2    Certificate of Amendment of the Certificate of Incorporation      (3)
         dated June 25, 1997

3.1.3    Certificate of Designation, Number, Voting Powers, Preferences    (4)
         and Rights of the Registrant's Series A 6% Convertible Preferred Stock (Originally designated as Exhibit No. 3.1.2)

3.1.4    Certificate of Designation, Number, Voting Powers, Preferences    (5)
         and Rights of the Registrant's Series B Convertible Preferred
         Stock  (Originally designated as Exhibit No. 3.1.3)


3.1.5 Certificate of Designation, Number, Voting Powers, Preferences (8) and Rights of Covol's Series C 7% Convertible Preferred Stock.

3.1.6    Certificate of Designations, Number, Voting Powers, Preferences   (8)
         and Rights of the Series of the Preferred Stock of Covol
         Technologies, Inc. to be Designated Series D 7% Cumulative Convertible Preferred Stock.


3.2      By-Laws of the Registrant                                         (1)

3.2.1    Certificate of Amendment to Bylaws of the Registrant dated        (1)
         January 31, 1996

3.2.2    Certificate of Amendment to the Bylaws dated May 20, 1997         (3)
         (Originally designated as Exhibit No. 3.2.1)

3.2.3    Certificate of Amendment to the Bylaws dated June 25, 1997        (3)
         (Originally designated as Exhibit No. 3.2.2)


4.1      Promissory Note between Covol and Mountaineer Synfuel, L.L.C.     (6)
         dated May 5, 1998 (filed as Exhibit 10.52.2 to the filing referenced in the next column)



4.2      Promissory Note dated December 8, 1998 of Covol to                (7)
         Mountaineer Synfuel, L.L.C. (filed as Exhibit 10.52.4 to the filing referenced in the next column)



4.3      Security Agreement dated December 8, 1998 between                 (7)
         Mountaineer Synfuel, L.L.C. and Covol (filed as Exhibit 10.52.5 to the filing referenced in the next column)


4.4      Convertible Secured Note executed by Covol in favor of OZ         (9)
         Master Fund, Ltd., dated as of March 17, 1999 (filed as exhibit
         10.58.1 to the filing referenced in the next column)


5.1 Opinion of Callister Nebeker & McCullough regarding legality of ** shares

23.1     Consent of PricewaterhouseCoopers LLP                              *

24.1     Power of Attorney (included in Part II of this Registration Statement)
------------------------

*    Attached hereto.
**   To be filed by amendment.


Unless another exhibit number is indicated as the exhibit number for the exhibit as "originally filed," the exhibit number in the filing in which any exhibit was originally filed and to which reference is made hereby is the same as the exhibit number assigned herein to the exhibit.

(1) Incorporated by reference to the indicated exhibit filed with the Registrant's Registration Statement on Form 10, filed February 26, 1996.
(2) Incorporated herein by reference to the indicated exhibit filed with the Registrant's Registration Statement on Form 10/A, Amendment No. 2, dated April 24, 1996.
(3) Incorporated by reference to the indicated exhibit filed with the Registrant's Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 1997.

(4) Incorporated by reference to the indicated exhibit filed with the Registrant's Current Report on Form 8-K, dated August 19, 1997.
(5)  Incorporated  by  reference  to  the  indicated   exhibit  filed  with  the
     Registrant's Current Report on Form 8-K, for event dated September 18, 1997, filed October 28, 1997.

(6) Incorporated by reference to the indicated exhibit filed with the Registrant's Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 1998.
(7) Incorporated by reference to the indicated exhibit filed with the Registrant's Annual Report on Form 10-K, for the fiscal year ended September 30, 1998.
(8) Incorporated by reference to the indicated exhibit filed with the Registrant's Quarterly Report on Form 10-Q, for the quarterly period ended December 31, 1998.
(9) Incorporated by reference to the indicated exhibit filed with the Registrant's Current Report on Form 8-K, for event dated March 17, 1999, filed on March 24, 1999.


         Item 17. Undertakings.

         A. The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration
     Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the "Commission") by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         D. The undersigned Registrant hereby undertakes that:

            (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

            (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                           [INTENTIONALLY LEFT BLANK]

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah on April 6, 1999.


                                               COVOL TECHNOLOGIES, INC.




                                               By: /s/  Brent M. Cook

                        Chief Executive Officer, Chairman

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints Harlan M. Hatfield and Stanley M. Kimball and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.



Signature                      Title                                 Date
---------                      -----                                 ----

/s/ Brent M. Cook           Chief Executive Officer and           April 6, 1999
Name                           Director

/s/ Stanley M. Kimball      President and Director                April 6, 1999
Name

/s/ Steven G. Stewart       Chief Financial and Accounting        April 6, 1999
Name                           Officer

/s/ DeLance W. Squire       Director                              April 6, 1999
Name

/s/ James A. Herickhoff     Director                              April 6, 1999
Name

/s/ Raymond J. Weller       Director                              April 6, 1999
Name

/s/ John P. Hill, Jr.       Director                              April 6, 1999
Name

/s/ Kirk A. Benson          Director                              April 6, 1999
Name